Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)

Cyclerion Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	102,472(3)	$3.01	$308,440.72	0.00011020	$33.99

Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	25,618(4)	$3.01	$77,110.18	0.00011020	$8.50

Total Offering Amounts							$42.49
Total Fee Offsets							$0.00
Net Fee Due							$42.49

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)
Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per unit and the maximum aggregate offering price have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high ($3.11) and low ($2.91) prices of the Common Stock of Cyclerion Therapeutics, Inc. on the Nasdaq Capital Market on July 26, 2023 ($3.01), such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission.

(3)	Represents additional shares of Common Stock authorized for issuance under the Cyclerion Therapeutics, Inc. 2019 Equity Incentive Plan.

(4)	Represents additional shares of Common Stock authorized for issuance under the Cyclerion Therapeutics, Inc. 2019 Employee Stock Purchase Plan.